CARVER BANCORP ANNOUNCES RECEIPT OF NASDAQ LETTER

New York, July 21, 2017 – Carver Bancorp, Inc. (the "Company") (NASDAQ: CARV), the holding company for Carver Federal Savings Bank, today announced that on July 17, 2017, the Company received a letter from the Nasdaq Stock Market stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) because it did not timely file its Annual Report on Form 10-K ("Form 10-K") for the period ended March 31, 2017 with the U.S. Securities and Exchange Commission.

As previously disclosed, the Company was unable to file its Form 10-K on time because, after consultation with BDO USA, LLP, the Company's independent registered public accounting firm, the Company has determined that it will restate its consolidated financial statements for the fiscal year ended March 31, 2016 and its unaudited interim financial statements for each of the fiscal quarters ended June 30, 2015 through December 31, 2016.

The Nasdaq Stock Market letter states that the Company has until September 15, 2017 to submit a plan to regain compliance with its rules.

The Company is working diligently with its auditors and other external advisers to complete the necessary work required to file its Form 10-K for the period ended March 31, 2017 with the U.S. Securities and Exchange Commission.  The Company intends to notify the Nasdaq Stock Market of such filing as soon as it is practicable.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a community development financial institution.  Carver is the largest African- and Caribbean-American managed bank in the United States, with nine full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens.  For further information, please visit the Company's website at www.carverbank.com.
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Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Media Contacts:
Michael Herley/Emilee Hanson
Kekst
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michael.herley@kekst.com
emilee.hanson@kekst.com